Exhibit 11

          Statement of computation of earnings per share.
     102

Statements re: Computation of Earnings Per Share
Brenton Banks, Inc.
December 31,                          1995         1994         1993

Net income                        $10,407,354  $10,107,387  $14,249,970

Average common shares outstanding   7,673,175    7,889,889    7,848,795

Average shares under long-term
  stock compensation plan              79,691       61,398       69,765

Average common equivalent
  shares outstanding                7,752,866    7,951,866    7,918,560

Earnings per share                       1.34         1.27         1.80

Note: Amounts are restated to reflect the May 1994 3-for-2 stock split in the form of a stock dividend.
     103